MEDCARE TECHNOLOGIES, INC.
                     OFFICERS' CERTIFICATE

TO: Gary R. Blume, P.C. and the Subscribers of Series A Preferred Stock of MedCare Technologies, Inc.

MedCare Technologies, Inc. (the "Company") has or intends to enter into subscription agreements (the "Subscription Agreement") with the various purchasers (the "Subscribers") in an offering of Series A Preferred Stock (the "Preferred Stock") of the Company. The Company has entered or intends to enter into various ancillary agreements, including the Registration Rights Agreement, Irrevocable Instructions to Transfer Agent, Escrow Agreement and Placement Agent Agreement (the "Ancillary Agreements").

Gary R. Blume, P.C. is required to provide an opinion to the Subscribers pursuant to the Subscription Agreement and to Swartz Investments, LLC (the "Opinion Letter"). Officers of the Company have been provided with a copy of the Opinion Letter for review and comment. The Company is aware certain elements of an Opinion Letter are made in reliance on this Certificate.

Each of the undersigned, Harmel S. Rayat and Kundan S. Rayat, signing in their capacities as the President and Director/Secretary, respectively, of the Company and not in their personal capacities, hereby certify to the best of their knowledge, information and belief, after having made due inquiry, that:

1. The representations and warranties of the Company contained in the Subscription Agreement (including all exhibits thereto) entered into between the Company and the Subscribers, on or about June 20, 1997 in conjunction with the offering by the Company of the Preferred Stock remain true and correct as of the date set out below;

2. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 together with the Company's Quarterly Report Form 10-Q for the quarter ended March 31, 1997 are accurate and correct in all material respects, and

3. No material facts have come tot he attention of the undersigned which would make the opinion letter to be issued to Subscribers of the offering untrue, inaccurate, incorrect or misleading.

     DATED as of the 8th day of July, 1997.

                                        /s/ Harmel S. Rayat
                                        -----------------------------
                                        Harmel S. Rayat
                                        President

                                        /s/ Kundan S. Rayat
                                        ------------------------------
                                        Print Name: Kundan S. Rayat
                                        Title: Secretary
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